Item 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULE AND REPORTS ON FORM 8-K
         --------------------------------------------------------------
         (continued)

11.  Computation of earnings per share.

                         JOSTENS INC. AND SUBSIDIARIES

                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per-Share Data)

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

                                                 Six Months        Six Months
                                                    Ended            Ended                      Years Ended June 30,
                                                December 26,      December 31,    -------------------------------------------------
                                                    1996              1995             1996            1995             1994
                                                                   Unaudited
                                               ---------------  ---------------  ---------------  ---------------  ----------------
Net Income (Loss)                              $          (803) $        14,486  $        51,625  $        50,368  $       (16,169)

Primary:
  Average shares outstanding                            38,660           41,542           40,207           45,492           45,455

  Net effect of dilutive stock options-
   based on the treasury stock method
   using average market price                              115              233              229               97             N/A
                                               ---------------  ---------------  ---------------  ---------------  ---------------
                                                        38,775           41,775           40,436           45,589           45,455
Per Share Amount
  Net Income (Loss)                            $         (0.02) $          0.35  $          1.28  $          1.10  $         (0.36)
                                               ===============  ===============  ===============  ===============  ================
Per Share Amount as reported
  based on average shares outstanding
  Net Income (Loss)                            $         (0.02) $          0.35  $          1.28  $          1.11  $         (0.36)
                                               ===============  ===============  ===============  ===============  ===============
Fully diluted:
  Average shares outstanding                            38,660           41,542           40,207           45,492           45,455

  Net effect of dilutive stock options-
   based on the treasury stock method
   using the year-end average market price
   if higher than average market price                     172              296             234               198              N/A
                                               ---------------  ---------------  ---------------  ---------------  ---------------
                                                        38,832           41,838           40,441           45,690           45,455
Per Share Amount
  Net Income (Loss)                            $         (0.02) $          0.35  $          1.28  $          1.10  $         (0.36)
                                               ===============  ===============  ===============  ===============  ===============
Per Share Amount as reported
  based on average shares outstanding:
  Net Income (Loss)                            $         (0.02) $          0.35  $          1.28  $          1.11  $         (0.36)
                                               ===============  ===============  ===============  ===============  ===============
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